U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


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1    Name and Address of Reporting Person:

     Bank of America Corporation
     100 North Tryon Street
     Charlotte, NC  28255

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2    Date of Event Requiring Statement:  June 6, 2000

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3    IRS Number of Reporting Person (voluntary):

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4    Issuer Name and Ticker or Trading Symbol:  Fresh Choice, Inc. (SALD)

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5    Relationship of Reporting Person to Issuer:

     Director
     Officer
     10% Owner  X
     Other

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6    If Amendment, Date of Original (Month/Day/Year):

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7    Individual or Joint/Group Filing:

     Form Filed by One Reporting Person:
     Form Filed by More than One Reporting Person: X

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Form 3
Page 2 of 4


                                   Table I

Non-Derivative Securities Beneficially Owned


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1    Title of Security: Common Stock

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2    Amount of Securities Beneficially Owned: 1,278,100

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3 Ownership Form:   Bank of America Corporation - Indirect (I)
                    100 North Tryon Street
                    Charlotte, NC  28255

                    NB Holdings Corporation - Indirect (I)
                    100 North Tryon Street
                    Charlotte, NC  28255

                    NationsBanc Montgomery Holdings Corporation - Indirect (I) 100 North Tryon Street
                    Charlotte, NC  28255

                    Banc of America Securities LLC - Indirect (I) *
                    100 North Tryon Street
                    Charlotte, NC  28255
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4 Nature of Indirect Beneficial Ownership:
      Bank of America Corporation - Parent of NB Holdings Corporation
      NB Holdings Corporation - Parent of NationsBanc Montgomery Holdings
         Corporation
      NationsBanc Montgomery Holdings Corporation - Parent of Banc of America
         Securities LLC

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* Breach by customer of Banc of America Securities LLC's ("BAS") margin agreement.

This filing and the statements made herein shall not be construed as an admission that Bank of America Corporation or any of its affiliates is the beneficial owner of any security covered by this filing.


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Form 3
Page 3 of 4


                                 Table II

Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

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1   Title of Derivative Security:  Not Applicable

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2   Date Exercisable and Expiration Date (Month/Day/Year):

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3   Title and Amount of Securities Underlying Derivative Security:

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4   Conversion or Exercise Price of Derivative Security:

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5  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

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6  Nature of Indirect Beneficial Ownership:

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Form 3
Page 4 of 4




DATE: June 14, 2000

Bank of America Corporation
NB Holdings Corporation
NationsBanc Montgomery Holdings Corporation
Banc of America Securities LLC


BY: /s/ DAVID J. WALKER


David J. Walker
Senior Vice President
Corporate Compliance